EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-2808) of AVX Corporation, of our report dated July 14, 2006 with respect to the financial statements of AVX 401(k) Plan and the related supplemental schedules as of December 31, 2005, which appear in the December 31, 2005 annual report on Form 11-K of AVX 401(k) Plan.

/s/Grant Thornton, LLP
Columbia, SC
July 14, 2006